EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of June 22, 2023, is made by and between KORU Medical Systems, Inc., a Delaware corporation, having its principal place of business at 100 Corporate Drive, Mahwah, NJ 07430 (the “Company”), and Andrew D. C. LaFrence, an individual having a domicile at [address] (“Employee”).

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.          Employment.

(a)         Position. The Company hereby employs Employee as Chief Financial Officer of the Company. Employee shall report directly to the President/Chief Executive Officer of the Company (the “CEO”) and shall have the duties, authority and responsibilities customarily held by a person holding the position Chief Financial Officer in companies engaged in business similar to the Company’s business and of similar size to the Company. Employee shall render such other services as may be reasonably assigned to them from time to time by the CEO. Employee shall be a full-time, exempt employee. Employee’s employment under this Agreement is expected to commence on July 10, 2023 (the “Start Date”).

(b)         Duties. Employee hereby agrees to be employed as Chief Financial Officer. Employee agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that may be required of his pursuant to the terms of this Agreement; (ii) devote substantially all of his business time and attention to the performance of Employee’s duties hereunder ; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.

(c)         Place of Performance. The principal place of Employee’s employment shall be at Employee’s domicile, provided that Employee shall spend at least 10 days each calendar month at the Company’s principal place of business. In addition, Employee will be required to travel routinely on Company business. The Company shall reimburse the Employee for all reasonable, necessary, and documented travel and expenses incurred by Employee in performing his duties hereunder, in accordance with Company policies and procedures.

2.          At-Will Employment. The Company and Employee agree that Employee’s employment with the Company is “at-will,” meaning that Employee may terminate his employment at any time for any reason or no reason, and that Company may terminate Employee’s employment at any time for any reason or no reason, subject to the terms, conditions, and obligations set forth in Section 4 of this Agreement.

3.          Compensation and Related Matters.

(a)         Base Salary. The Company shall pay to Employee an annual base salary of $350,000 (the “Base Salary”), less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be reviewed at least annually by the Company’s Board of Directors (the “Board”) and may change at the Board’s sole and absolute discretion in consultation with the CEO. Next Base Salary review date will be in January 2025.

(b)         Annual Bonus. For each complete calendar year, Employee shall be eligible to earn an annual bonus (the “Annual Bonus”) of up to 50% of the Base Salary (the “Annual Bonus Target”) in accordance with the Company’s Annual Incentive Compensation Plan, as the same may be amended from time to time. Employee must be fully and actively employed as of the payment date and must not have provided notice of termination for any reason prior to the payment date to be entitled to the Annual Bonus.

(c)         Equity Compensation.

(i) Employee shall be granted a non-qualified option (the “Sign-on Option”) to purchase up to 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms of the Company’s standard form of award agreement to be entered into between Employee and the Company. The shares underlying the Sign-on Option will be subject to a four (4) year vesting schedule. The Shares shall vest in 25% increments on each twelve (12) month anniversary of the date of award, provided that Employee is still employed by the Company on each respective vesting date. The Sign-on Option shall be awarded, and the exercise price of the Sign-On Option shall be the arithmetic mean of the high and low prices of a share of Common Stock (and if the mean results in a fractional cent, rounded up to the nearest cent), as reported on the Nasdaq Capital Market (the “Price”), on July 15, 2023.

(ii) Employee shall be granted annual long-term incentive (“LTI”) awards with a total target number of shares of Common Stock subject to such LTI awards determined by dividing (a) 75% of then-Base Salary by (b) the Price on each date of award (the “Target Shares”), as follows: (x) 30% of such Target Shares in the form of restricted stock units vesting on the third anniversary of the date of award (the “Restricted Stock Units”), (y) 35% of such Target Shares in the form of Performance Stock Units vesting on the third anniversary of the date of award assuming stated performance objectives determined by the Compensation Committee of the Board in consultation with the CEO have been met, with a target range of 0%-100%, and (z) 35% of such Target in the form of a nonqualified stock option (the “LTI Option”) vesting in accordance with a vesting schedule approved by the Compensation Committee of the Company’s Board of Directors and which shall not be cumulatively less than 25% increments per each twelve (12) month-period from the anniversary of the award’s grant date, in each case provided that Employee is still employed by the Company on each vesting date as documented in each LTI Option award. The LTI awards shall be subject to approval of the Compensation Committee of the Board in its discretion and the terms of the Company’s standard form of award agreements to be entered into between Employee and the Company. The Company shall use good faith efforts to issue the first year LTI awards within ninety (90) days following the Start Date and, solely for purposes of the vesting of such first-year awards, “date of award“ as used in the preceding sentence shall be deemed to be the Start Date. Notwithstanding anything herein to the contrary, the Company’s obligation to issue any LTI awards after the first-year awards shall be conditioned upon shareholder approval of sufficient additional shares of Common Stock for issuance as employee compensation, whether as an increase in the authorized shares under the 2021 Omnibus Equity Compensation Plan or otherwise.

(iii) Upon a Change of Control Termination, the Shares underlying the Sign-on Option, LTI Option and Restricted Stock Units shall automatically vest in full.  “Change of Control Termination” as used herein means Employee’s employment being terminated by the Company (or its successor) without Cause or by the Employee for Good Reason (as defined below) within three (3) months before or twelve (12) months after any of the following occur: (A) the acquisition by any person or group, other than the Company, of 50% or more of the voting stock of the Company; (B) the consummation of a merger, consolidation or reorganization, the result of which is that the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not own and control immediately after the merger, consolidation or reorganization at least 50% of the value of the outstanding equity and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Board; or (C) a sale, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.

(d)         Business Expenses. Employee shall receive reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Employee in performing services hereunder; provided that, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses. Such reimbursed expense shall include the Employee’s cost to maintain his CPA license, which shall not exceed $1,500 per annum.

(e)         Paid Vacation; Sick Time; Personal Days; and Holidays. Employee shall be entitled to four (4) weeks of paid vacation time off per calendar year (pro-rated according to the Company’s standard policies and procedures related to accrual of paid vacation time off), to be taken at such times and for such periods as shall not interfere with the duties required to be rendered by Employee hereunder. Employee shall also accrue a total of seven (7) paid sick days and two (2) paid personal days per calendar year in accordance with current Company policy, which may be revised from time. In addition to the foregoing, Employee shall be entitled to paid holidays in accordance with the Company’s policies and procedures. Employee shall not be paid for accrued but unused vacation paid time off, paid sick time, or paid personal days upon termination of Employee’s employment for any reason, unless otherwise required by law.

(f)         Other Benefits. Employee shall be entitled to participate in such life insurance, medical, dental disability, pension and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its employees, except any such plan or program with respect to which Employee voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

4.         Termination of Employment.

(a)         Termination by Company. The Company may terminate Employee’s employment with the Company at any time effective immediately: (i) without Cause (as defined below); or (ii) with Cause (as defined below). For purposes of this Agreement, “Cause” shall mean Employee’s: (A) gross negligence or willful misconduct with respect to the Company, including, without limitation, engagement in dishonesty with respect to the Company’s business, or conduct that is injurious to the Company, its business or its reputation; (B) embezzlement, theft or fraud; (C) conviction of or plea of guilty or no contest to any felony, or any lesser crime of dishonesty; (D) personal conduct in furtherance of a hostile work environment or personal engagement in discrimination in violation of any state or federal anti-harassment or discrimination statute; (E) breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; (F) Employee’s failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness); or (G) violation of the Company’s written policies, including but not limited to its Code of Ethics and/or Code of Conduct.

(b)         Termination by Employee. Employee may terminate his employment with the Company by giving Company not less than sixty (60) days’ prior written notice, provided that the Company may waive all or any part of the sixty (60) day notice period for no consideration by giving written notice to the Employee and, for all purposes of this Agreement, the Employee’s effective date of termination shall be the date determined by the Company in such notice.

(c)         For Good Reason By Employee. Employee may terminate his employment under this Agreement for Good Reason. “Good Reason” shall mean, in each case to the extent not consented by Employee: (i) a breach by the Company of any material provision of this Agreement or any other written agreement between Employee and the Company; (ii) a material reduction of the Employee’s then-current Base Salary or Annual Bonus Target; (iii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (iv) a requirement that the Employee report to any person other than the Company’s CEO; or (v) the Company’s Common Stock no longer being publicly traded.

(d)         Death. Employee’s employment hereunder shall terminate effective immediately upon his death.

(e)         Disability. The Company may terminate Employee’s employment hereunder if: (i) as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder for a period of 120 consecutive days or a total of 180 days during any 365-day period and is unable to perform the essential duties of the job with or without a reasonable accommodation; and (ii) if within ten (10) days after written notice of termination is given by the Company to Employee (which may occur at or after the end of such period), Employee shall not have returned to the performance of his duties hereunder on a full-time basis. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Employee shall continue to receive his Base Salary as set forth in Section 3(a) of this Agreement until his employment is terminated pursuant to this Section 4(e), provided that payments so made to Employee during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company.

5.          Compensation upon Termination of Employment.

(a)         Accrued and Unpaid Compensation. If Employee’s employment is terminated for any reason, the Company shall pay Employee his full Base Salary through the effective date of the termination of Employee’s employment (“Termination Date”), plus accrued benefits pursuant paragraph 3.(e) above, plus all other accrued and unpaid benefits (including all health and welfare benefits in which Employee was a participant in accordance with his terms), and the Company shall have no further obligations whatsoever to Employee under this Agreement except as expressly provided otherwise in this Agreement.

(b)         Severance. If Employee’s employment is terminated either by the Company without Cause (as defined above) (and not for death or Disability), or by Employee pursuant to Section 4(c) above, then, subject to his execution and non-revocation of a reasonable and customary general release of claims in favor of the Company and its affiliates, Employee shall be entitled to receive the following: (I) if the Termination Date is less than twelve (12) months after Employee’s commencement of employment with the Company, an amount equal to six (6) months of his Base Salary, in effect as of the Termination Date, paid in accordance with the Company’s normal payroll cycle over the six (6) month period following the Termination Date; or if the Termination Date is twelve (12) months or more after Employee’s commencement of employment with the Company, an amount equal to twelve (12) months of his Base Salary, medical and dental benefits in effect as of the Termination Date, paid in accordance with the Company’s normal payroll cycle over the twelve (12) month period following the Termination Date, and (II) the Company will pay its share of premiums for Employee’s health insurance as currently enrolled on the Termination Date; provided that such payments described in (I) and (II) shall automatically cease upon Employee’s employment or engagement as a consultant, contractor, or service provider by any person or entity other than the Company within the applicable payment period, if Employee is entitled to receive compensation therefor in excess of 50% of his then-current Base Salary; and provided that such amounts shall be paid in accordance with the Company’s customary payroll practices, and less such deductions as are required by law or that Employee may elect in accordance with Company policy and procedure.

6.         Representations and Warranties of Employee. Employee represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

7.          Confidentiality.

(a)         During Employee’s employment and at all times thereafter, Employee shall keep Confidential Information (as defined below) strictly confidential. Employee shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 7(b) below, or (ii) to his affiliates and his and his respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Employee in any Permitted Use (as defined below); provided that Employee shall require each such Representative to be bound by the terms of this Section 7 to the same extent as if they were parties hereto and Employee shall be responsible for any breach of this Section 7 by any of its Representatives.

(b)         If Employee or any of his Representatives is required, in the written opinion of Employee’s counsel, to disclose any Confidential Information, by law, regulation or legal or regulatory process, Employee shall: (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Employee (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)         For the purposes hereof, “Confidential Information” shall mean all trade secrets, information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Employee or any of his Representatives in violation of this Agreement).

(d)         Employee shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for: (i) the purposes of performing Employee’s duties and obligations to the Company; (ii) evaluating Employee’s ownership interest in the Company; and (iii) use for the benefit of the Company as part of the solicitation of existing or prospective customers of the Company (the “Permitted Uses”).

(e)         Upon the termination of Employee’s employment or upon the Company’s request at any time and for any reason, Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in Employee’s possession which contain or relate to Confidential Information, as well as all information necessary to access such confidential information.

(f)         Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Employee files a lawsuit claiming retaliation by Company based on the reporting of a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order.

8.          Assignment of Developments.

(a)         All inventions, modifications, discoveries, designs, developments, improvements, processes, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Employee, either alone or in conjunction with others, at any place or at any time during the Term, whether or not reduced to writing or practice during such period , which result , in whole or in part, from (i) any services performed directly or indirectly for the Company by Employee or (ii) Employee’s use of the Company’s time, equipment, supplies, facilities or information (collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Employee. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Employee are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)         Employee shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Employee will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Employee’s death or incapacity), to act for and in Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Employee.

9.          Non-Competition; Non-Solicitation; Non-Disparagement.

(a)         During Employee’s employment and for the Restricted Period (as defined below), Employee shall not engage in any Prohibited Activity anywhere in the world. For the purposes of this Agreement, (i) “Restricted Period” shall mean the later of (A) the period during which Employee is entitled to receive any payment pursuant to Section 5(b) of this Agreement, or (B) twelve (12) months following termination of this Agreement; and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of home infusion products, or other similar activities, or the engagement in any other business in which the Company is actively engaged immediately prior to the commencement of the Restricted Period, in each case on Employee’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company except as otherwise permitted hereunder.

(b)         During the Restricted Period, Employee shall not, directly or indirectly: (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company; (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any (x) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (y) competitor of the Company for any purpose related to the business or services of the competitor or the Company; or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting his business or services from the Company.

(c)         Employee shall not, during his employment or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of his respective officers, directors, managers or employees (acting in his capacity as officers, directors, managers or employees of the Company or its affiliates). Notwithstanding the foregoing, nothing in this Section 9(c) is intended to, nor shall it, interfere with Employee’s protected rights under applicable labor laws to engage in protected concerted activity, or to file a charge or complaint with, or participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, or any federal, state or local government agency.

(d)         Employee acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Employee under this Agreement. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

10.        Clawback. Notwithstanding anything to the contrary contained in this Agreement: (i) if the Company’s financial results for any time period, and the Company’s financial statements covering all or part of such period, are subsequently restated and such restatement shows Clawback Compensation was incorrectly paid or vested, Employee shall be required to forfeit the Clawback Compensation that was incorrectly paid or vested as a result of such previously reported incorrect financial results, as applicable, in such period; (ii) to the extent Employee’s fraud or other Misconduct resulted in the receipt or vesting of Clawback Compensation, the Employee shall forfeit such improperly paid or vested Clawback Compensation; or (iii) if Employee, without the consent of the Company, while employed by the Company or after termination of such employment, breaches any of Section 9 of this Agreement and fails to cure (if curable) such breach after written notice thereof and a reasonable opportunity to cure, then Employee shall forfeit the Clawback Compensation. Further, if Employee otherwise has engaged in or engages in any activity referred to in the preceding clauses (i) – (iii), he shall forfeit any compensation, gain or other value realized on the vesting or exercise of the Clawback Compensation required to be returned to the Company, or the sale of shares of Common Stock acquired in respect thereof, and must promptly repay such amounts to the Company. “Clawback Compensation” means the Annual Bonus, Option, LTI and any shares of Common Stock issued under any of the foregoing. “Misconduct” means willful misconduct, or an act or omission done, or omitted to be done, by Employee negligently or in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company but shall exclude any act or omission done, or omitted to be done, at the direction of the Board or on the advice of counsel for the Company. For the avoidance of doubt, approval by the Board of a public filing shall not constitute approval of an act or omission unless the Board has been informed of such act or omission. This clawback provision shall terminate upon a Change in Control. In addition, and without limiting the foregoing, any incentive-based or other compensation paid to the Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, including but not limited to the KORU Medical Systems Clawback Policy adopted by the Board on May 17, 2023).

11.        Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto. Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.        Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable , but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

13.        Submission to Jurisdiction; Waiver of Jury Trial.

(a)         IF A DISPUTE ARISES BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, THE PARTIES CONSENT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS SITUATED IN WILMINGTON, DELAWARE AND THE FEDERAL UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.        Equitable Relief. In the event of a breach or threatened breach by Employee of Sections 7 through 9, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

15.        Further Assurances. The Company and Employee shall each take all actions as may be reasonably necessary or appropriate in furtherance of his respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

16.        Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and his respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non- assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and his respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Employee; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company” as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

17.        Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:
KORU Medical Systems, Inc.	If to the Employee:
100 Corporate Drive	Andrew LaFrence
Mahwah, NJ 07430	[address]
Attention: Linda Tharby	[cell]
Telephone: 845-610-5561	[email]
Email: ltharby@korumedical.com

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date of receipt or the third business day after the mailing thereof , (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

18.        Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment shall be made and no election shall be permitted that would violate the requirements of or cause taxation under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Further, all provisions in this Agreement shall be interpreted in a manner consistent with Section 409A and guidance related thereto.

19.        Section 280G.

(a)         If (i) the aggregate of all amounts and benefits due to Employee under this Agreement or under any Company plan, program, agreement or arrangement, would, if received by Employee in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount Employee would receive, after all taxes, if Employee received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times Employee’s “base amount”, as defined in and under Section 280G of the Code, less $1.00, then (iii) such cash 280G Benefits (in reverse order of maturity, to the extent that the reduction of such cash 280G Benefits can achieve the intended result) shall be reduced or eliminated to the extent necessary so that the 280G Benefits received by Employee will not constitute parachute payments. The determinations with respect to this Section 19(a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless Employee reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized firm chosen by the parties hereto.

(b)         It is possible that, after the determinations and selections made pursuant to Section 19(a), Employee will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 19(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue

Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, Employee shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (x) by a court or (y) by the Auditor upon request by any of the parties hereto, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 19(a) not been applied until the date of payment.

20.        Termination of Agreement; Survival. This Agreement shall terminate upon termination of Employee’s employment as provided herein; provided, however, that the provisions of Sections 7, 8, 9, 10, 12, 13, 14, 19 and this Section 20 shall survive termination of this Agreement.

21.        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

22.        Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

23.        Entire Agreement: This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, excluding any separate confidentiality and/or assignment of inventions agreement Employee may have previously signed.

[signature page follows]

IN WITNESS WHEREOF, the parties and/or his authorized representatives have executed this Employment Agreement as of the date first set forth above.

COMPANY:

KORU MEDICAL SYSTEMS, INC.

By:      /s/ Linda Tharby

Name: Linda Tharby

Title: President and Chief Executive Officer

EMPLOYEE:

     /s/ Andrew LaFrence

Andrew LaFrence

[Signature page to Employment Agreement]